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                                                                    EXHIBIT 23.1


                              ACCOUNTANTS' CONSENT


The Board of Directors
Norske Skog Canada Limited

We consent to the use of our report dated January 20, 2003, except as to notes 24 and 26 which are as of May 15, 2003, with respect to the consolidated balance sheets of Norske Skog Canada Limited as at December 31, 2002 and 2001 and the consolidated statements of earnings, retained earnings and cash flows for the years ended December 31, 2002 and 2001, the six months ended December 31, 2000 and the year ended June 30, 2000 included in this registration statement on Form F-4 and to the reference to our firm under the heading "Experts" in the registration statement.


KPMG LLP (SIGNED)


Chartered Accountants


Vancouver, Canada
June 6, 2003